Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS SOLID SECOND QUARTER 2006 FINANCIAL RESULTS
Revenue Sets Record, Income and EPS Increase

GREENWOOD VILLAGE, Colorado — July 26, 2006 — CIBER, Inc. (NYSE: CBR) reported solid financial results for the quarter ended June 30, 2006 with revenue of $250.0 million, an increase of four percent compared to the second quarter of 2005, or six percent organic growth factoring in the IBM staffing business sold in August 2005.  Net income increased by $0.2 million, or three percent, to $6.8 million, and GAAP EPS was $0.11 per share, an increase of ten percent over the June 2005 quarter.

CIBER earned the highest quarterly revenue in its 32-year history, with organic growth in four of its five operating groups.

“We were pleased with our results for the quarter ended June 30, 2006.  CIBER’s business model is evolving, but it already is relevant and effective.  CIBER’s improvement in operating results is continuing.  Organic revenue growth drove sequential operating leverage in gross margins and operating income margins.  Delivering year-over-year and sequential improvements in most areas of our model represents both this marketplace positioning and the results of a lot of hard work by CIBER employees around the globe.  The momentum of the significant reinvention of our global delivery model from 2001 to 2005 is now playing out in our improving operating results,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Further enhancing our global delivery capability was the June 2006 opening of a new 50,000 square foot delivery center in Bangalore, India.  Lastly, wins in the first and second quarters are entering the operational cycle, giving us confidence that the balance of 2006 and 2007 are positioned for further progress.”

Financial Review -

Revenue:

Revenue of $250.0 million for the June 2006 quarter increased $9.0 million, or approximately four percent, over the June 2005 quarter (six percent organically excluding 2005’s IBM staffing business).  For the six months ended June 2006, revenue of $491.7 million exceeded the like 2005 period by $11.2 million, or two percent (six percent organically after adjusting out IBM staffing business).  On a sequential basis, revenue increased $8.3 million, or three percent, from $241.7 million for the March 2006 quarter.

More specifically as to CIBER’s business model segments, organic revenue growth for the second quarter on a year-over-year basis:

•                  State & Local Government grew 17 percent.

•                  CIBER Enterprise Solutions (U.S.-ERP) grew 15 percent.

•                  European operations grew seven percent (in local currency and in U.S. dollars).

•                  U.S. Commercial Practice grew two percent (despite the reduced IBM staffing, which would add six percent more comparatively).

•                  Only CIBER’s Federal Practice, which incurred a lost subcontract in the second quarter of 2005 and has experienced several delays in new awards, did not grow; it was 17 percent lower.

Foreign Exchange Impacts:

The impact of stronger foreign exchange rates for both the Euro and the British Pound in the second quarter increased revenue sequentially by approximately $2.7 million, or approximately one percent.  The sequential effect of foreign exchange changes on operating income was approximately $0.2 million.

Gross Margin:

Gross margin at 27.7 percent was 10 basis points higher for the June 2006 quarter than the June 2005 quarter.  Gross margin was 180 basis points greater from the March 2006 quarter, significantly due to a combination of mix change to more work in Europe and less Federal government work, and a better demand environment.

Selling General & Administrative Expense:

Primarily because of the mix change to more European and less Federal activity, SG&A expense increased 60 basis points to 22.0 percent from the June 2005 quarter, and was 70 basis points higher than the March 2006 quarter.  SG&A expense margins as a percent of revenue decreased in Europe and State & Local Practices on a year-over-year basis.

Operating Income Margin:

Operating income margin of 5.2 percent for the June 2006 quarter was a decrease of 30 basis points from 5.5 percent on a year-over-year basis, however, an improvement of 115 basis points from the March 2006 quarter.  Margin improvements in CIBER’s State & Local and European Practices were mitigated by U.S.-ERP and Federal Practices margin compression on a year-over-year basis, while lower U.S. payroll taxes and higher European results contributed greatly to the sequential increase.

Income Tax Rate:

The income tax rate for the June 2006 and June 2005 quarters was 39 percent, and 40 percent for the March 2006 quarter.  CIBER projects lower tax rates in the second half of 2006 and an average of 37-38 percent for the year.

Net Income:

Net income for the June 2006 quarter of $6.8 million was $0.2 million, or approximately three percent, greater than the June 2005 quarter. For the six months ended June 2006, net income of $11.2 million was 22 percent below the June 2005 six-month period of $14.4 million.  On a sequential basis, net income improved $2.3 million, or 52 percent, from the March 2006 quarter of $4.5 million.

GAAP EPS:

GAAP EPS of $0.11 per share for the June 2006 quarter was $0.01 per share, or 10 percent, better than the June 2005 quarter.  Sequentially, EPS for the June 2006 quarter was 57 percent higher than the March 2006 quarter.  For the six months ended June 30, 2006, EPS of $0.18 per share trailed the like 2005 period by $0.04 per share, or 18 percent.

Balance Sheet:

CIBER’s cash position was $32.3 million at June 30, 2006.  Its working capital borrowings were $35.5 million.  Shareholder equity was $395.3 million.  Services DSOs were 69 days for the June 2006 quarter.

Contract Wins and Pipeline:

Following the strongest win quarter in CIBER’s history, second quarter 2006 contract wins (including Europe) totaled $240 million, a 1.0:1 book-to-bill ratio. For the six months ended June 2006, wins of $620 million represented a solid 1.3:1 book-to-bill ratio.  Specific second quarter solutions oriented wins included:

-                    A $13 million State of New Hampshire win awarded in April (in our Lawson ERP Practice) was a major victory for CIBER and Lawson in the public sector, work began on this project in July 2006.

-                    A $3 million service level agreement with a high tech customer in Rochester, NY to do outsourced services locally and in Bangalore, India.

-                    Several $1 million plus wins in CIBER’s Commercial Practice in Detroit, Pittsburgh, Seattle, Orlando, Denver, Washington, D.C. and Edison, NJ.

-                    Several million-dollar contracts with new and existing customers in the Netherlands, Norway, Germany, Austria, Russia and the United Kingdom.

-                    A $3 million infrastructure contract for Walter Reed Medical Center in CIBER’s Federal Practice.

-                    A $1 million web portal project win with Toyota Motors Sales, a new client, to be done domestically and in CIBER’s offshore facilities.

Increased solution oriented business development efforts continue to grow CIBER’s pipeline, as well. CIBER’s pipeline (excluding Europe) at June 30th increased $100 million to approximately $2.5 billion.

Treasury Stock Purchases:

CIBER continued its treasury stock purchasing in the June 2006 quarter by buying 425,000 shares.  Year-to-date CIBER has acquired 800,000 shares.

Outlook -

Third Quarter Goals and Guidance:

Building upon the momentum of the first-half of 2006 is important.  CIBER is focused on recruiting for ERP wins, winning new solutions oriented contracts and continuing to improve project execution.  Factoring in seasonal holidays and annual branding expenses in the quarter ending September 30, 2006, plus lower foreign exchange rates thus far in the quarter, CIBER presently forecasts revenue to be $242-247 million and GAAP EPS to be $0.11-0.12 per share.

Fiscal Year End:

CIBER is increasing its 2006 annual guidance as to revenue to $975-985 million and narrowing GAAP EPS to $0.42-0.44/share.

Conference Call and Webcast:

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET Wednesday, July 26th, and may be heard live by visiting the Investor portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial (800) 240-2134 within the United States and (303) 262-2193 internationally.  A replay of the conference call will be available through August 26, 2006 by dialing (800) 405-2236 within the United States and (303) 590-3000 internationally. The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia.  Operating in 18 countries, with 8,000 employees and annual revenue of nearly $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2006.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
In thousands, except per share data	June 30,		June 30,
	2005	2006	2005	2006
Consulting services	$231,658	$240,383	$462,731	$471,053
Other revenue	9,297	9,585	17,789	20,658
Total revenue	240,955	249,968	480,520	491,711

Cost of consulting services	169,372	176,350	337,285	348,930
Cost of other revenue	5,185	4,281	9,947	10,774
Selling, general and administrative expenses	51,619	54,972	102,727	106,521
Amortization of intangible assets	1,479	1,491	3,059	2,938
Operating income	13,300	12,874	27,502	22,548
Other income (expense), net	(2,501)	(1,763)	(3,922)	(4,053)
Income before income taxes	10,799	11,111	23,580	18,495
Income tax expense	4,207	4,359	9,191	7,293
Net income	$6,592	$6,752	$14,389	$11,202

Earnings per share — diluted	$0.10	$0.11	$0.22	$0.18

Weighted average shares — diluted	72,447	62,393	72,497	62,436

For the three months ended June 30, 2005 and 2006, respectively, earnings per share — basic was $0.11 and $0.11 and weighted average shares — basic were 62,556 and 61,969.

For the six months ended June 30, 2005 and 2006, respectively, earnings per share — basic was $0.23 and $0.18 and weighted average shares — basic were 62,602 and 62,044.

CIBER, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

In thousands	December 31, 2005	June 30, 2006

Assets
Current assets:
Cash and cash equivalents	$40,661	$32,270
Accounts receivable, net	212,110	219,564
Prepaid expenses and other current assets	17,851	21,042
Income taxes refundable	267	420
Deferred income taxes	4,603	2,973
Total current assets	275,492	276,269

Property and equipment, net	25,388	26,050
Intangible assets, net	434,411	447,162
Other assets	9,276	10,618
Total assets	$744,567	$760,099

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,995	$27,871
Accrued compensation and related liabilities	44,371	39,938
Other accrued expenses and liabilities	47,857	55,710
Income taxes payable	3,887	3,770
Total current liabilities	128,110	127,289

Long-term line of credit — bank	42,638	35,514
Long-term debentures	175,000	175,000
Other long-term liabilities	19,282	22,705
Total liabilities	365,030	360,508

Minority interest	2,930	4,330

Shareholders’ equity	376,607	395,261
Total liabilities and shareholders’ equity	$744,567	$760,099

CIBER, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In thousands	2005	2006

Operating activities:
Net income	$14,389	$11,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,706	5,974
Amortization of intangible assets	3,059	2,938
Other, net	(4,307)	(10,293)
Net cash provided by operating activities	18,847	9,821

Investing activities:
Acquisitions, net of cash acquired	(6,559)	(4,832)
Purchases of property and equipment, net	(4,197)	(5,807)
Other	—	(526)
Net cash used in investing activities	(10,756)	(11,165)

Financing activities:
Employee stock purchases and options exercised	3,145	2,797
Purchases of treasury stock	(4,120)	(5,110)
Payments on long-term bank line of credit (net)	(19,370)	(7,124)
Other, net	(929)	363
Net cash used in financing activities	(21,274)	(9,074)
Effect of foreign exchange rate changes on cash	(3,056)	2,027
Net decrease in cash and cash equivalents	(16,239)	(8,391)
Cash and cash equivalents, beginning of period	44,446	40,661
Cash and cash equivalents, end of period	$28,207	$32,270

Supplemental Information:

CIBER, Inc.

Supplementary Operating Results Analysis

For the Quarters Ended June 30, 2005 and March 31 and June 30, 2006

(unaudited)

($ in millions)

	Three Months Ended
	June 30, 2005		March 31, 2006		June 30, 2006
		% of		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	Revenue
Revenue By Divisions
Commercial*	$88.0	37	$88.3	37	$90.0	36
State & Local	30.8	13	32.9	13	36.2	14
U.S. Package	26.4	11	28.6	12	30.3	12
Federal	41.7	17	36.5	15	34.6	14
Europe*	54.1	22	55.4	23	58.9	24
Total	$241.0	100	$241.7	100	$250.0	100

Operating Income		% of Revenue		% of Revenue		% of Revenue

Commercial*	$7.2	8	$5.2	6	$6.8	8
State & Local	1.6	5	1.9	6	3.7	10
U.S. Package	2.8	11	3.2	11	2.2	7
Federal	5.2	12	3.6	10	3.4	10
Europe*	2.3	4	2.3	4	3.2	5
Corporate Expense	(4.3)	(2)	(5.1)	(2)	(4.9)	(2)
EBITA	14.8	6	11.1	5	14.4	6
Amortization Expense	(1.5)	(1)	(1.4)	(1)	(1.5)	(1)
Operating Income	$13.3	5	$9.7	4	$12.9	5
* Commercial includes India’s results and eliminations; Europe includes Eastern Asia

Average Headcounts: (~) (excluding IBM staffing in 2005)
Billable	7,000		7,100		7,200
Total	8,000		8,100		8,200

Utilization (~)	88%		86%		87%

Avg. Hourly Bill Rates (~)	$75.50		$78.25		$79.50

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